Exhibit 19

Additional Insider Trading Policies and Procedures For Restricted Persons

MEMORANDUM FOR: All Directors and Section 16 Officers of ConocoPhillips
Other Designated Officers and Employees of ConocoPhillips and its Subsidiaries

As a public company, ConocoPhillips is committed to ensuring compliance with United States and applicable foreign securities laws designed to prevent insider trading. To facilitate compliance with these laws, ConocoPhillips has adopted the All Personnel Insider Trading Policies and Procedures (the “Insider Trading Policy”) applicable to all directors, officers and other personnel employed by ConocoPhillips or any of its subsidiaries (collectively, the “Company”) (collectively, “Personnel”), a copy of which is attached as Exhibit A to this memorandum. This memorandum sets forth additional policies and procedures (the “Restricted Persons Policy”) applicable only to the directors and Section 16 officers of ConocoPhillips and other designated officers and employees of the Company as designated by the Corporate Legal Services Group (collectively, “Restricted Persons”). For definitions of capitalized terms that are not otherwise defined in this memorandum, please refer to Exhibit A.

This Restricted Persons Policy supplements the Insider Trading Policy and is designed to enhance compliance for Personnel most likely to come into possession of material nonpublic and promote compliance with a broader range of federal securities laws applicable to certain Restricted Persons. Restricted Persons are responsible for assuring that their Related Parties (as defined in the Insider Trading Policy) also comply with this policy.

It is important to make efforts to avoid even the appearance of impropriety and, as part of that effort, to seek guidance in advance when questions arise. If you have any questions regarding these policies or procedures or the insider trading laws, please contact the Company’s General Counsel or Chief Compliance Officer (or other member of the Corporate Legal Services group). If there is even a question that your conduct might violate these policies or procedures or the insider trading laws, you are required to speak to the Company’s General Counsel or Chief Compliance Officer (or other member of the Corporate Legal Services group) before taking any action as to which a question exists.

I.Quarterly Blackout and Other Restricted Trading Periods

Quarterly Blackout Periods. All Restricted Persons and their Related Parties are prohibited from engaging in transactions in any ConocoPhillips securities during quarterly trading blackout periods and other restricted trading periods (except as specifically set forth in Section II below pertaining to certain transactions under Company equity compensation or savings plans).

Exhibit 19
Quarterly trading blackout periods begin on the first day of the first month of each fiscal quarter (January 1, April 1, July 1 and October 1) and continue until the opening of the New York Stock Exchange (the “stock market”) following two full trading sessions after ConocoPhillips’ publicly announces its quarterly or annual earnings. For example, if earnings are released before the market opens on a Wednesday, the “blackout period” will extend through that day and the next day. In that case, the trading blackout period will end at the opening of the stock market on Friday. Similarly, if earnings are released after the market opens on a Wednesday, the first full trading session will occur on Thursday and the second full trading session will occur on Friday. In that case, the trading blackout will end at the opening of the stock market on Monday.

Additional Trading Restrictions. In addition, from time to time, the Company may recommend, or require, that you (and your Related Parties) not trade outside of quarterly trading blackout periods because of developments known to the Company and not yet disclosed to the public. In such case, you should not buy or sell Covered Securities (as defined in the Insider Trading Policy) until advised that the restriction has been terminated. You should not disclose to others inside or outside of the Company the fact that ConocoPhillips has or had imposed an additional trading restriction.

Section 306 of the Sarbanes-Oxley Act of 2002 prohibits directors and officers of a public company from purchasing, selling or otherwise acquiring equity securities of that company during specified pension fund blackout periods if the director or officer acquires the equity securities in connection with service or employment. If circumstances ever arise necessitating imposition of a pension fund blackout period that triggers such a trading prohibition, directors and officers subject to it will be notified.

No Safe Harbor. Compliance with quarterly and other restricted trading periods should not be considered a safe harbor for trading during other periods. All Restricted Persons and their Related Parties should use good judgment to avoid even the appearance of impropriety, and in any event must follow the Restricted Persons Policy and the Insider Trading Policy at all times. For example, occasions may arise when you become aware prior to the end of a quarter that earnings for that quarter are likely to exceed, or fall below, market expectations to an extent that is material. In such a case, you should refrain from trading even prior to the normal commencement of the quarterly blackout period.

Rule 10b5-1 Trading Plans. You may enter into a “10b5-1 trading plan” which, if properly structured and implemented, will permit you to engage in transactions in Company securities during a blackout period or when additional trading restrictions are in effect, so long as you are not in possession of material nonpublic information when you establish the plan. You may not enter into a 10b5-1 trading plan or make any change in such a plan (including termination of the plan) at any time when you are aware of material nonpublic information concerning the Company or its securities.

Should you choose to enter into a 10b5-1 trading plan, you are responsible for compliance with applicable laws and SEC rules. The Company recommends that you seek independent legal counsel if you choose to enter into a 10b5-1 trading plan. In addition, you are required, as a matter of Company policy, to submit any 10b5-1 trading plan (and any change in such a plan) for advance review by the Company’s General Counsel, Chief Compliance Officer or other member of the
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Corporate Legal Services group designated by either the Company’s General Counsel or Chief Compliance Officer. The duration of the review will depend on the complexity of the plan and other circumstances that may require review.

II.Stock Option, Savings and Other Compensation and Benefit Plans

The Insider Trading Policy prohibits certain transactions under Company stock option plans, the Company Savings Plan, the stock purchase and dividend reinvestment plan and other Company compensation and benefit plans while you are in possession of material nonpublic information about the Company. Restricted Persons and their Related Parties also are prohibited from engaging in those transactions during a quarterly blackout period or when subject to additional trading restrictions under Section I of this Restricted Persons Policy.

Please see the Insider Trading Policy for additional details.

III.Advance Notification Requirements

All directors and Section 16 officers of ConocoPhillips and their respective Related Parties have been designated members of the “Advance Notification Group.”

Such individuals (and their Related Parties) may not engage in any transaction in a Covered Security unless the proposed transaction is reviewed at least two business days in advance with the Company’s General Counsel, Chief Compliance Officer or other member of the Corporate Legal Services group designated by either the Company’s General Counsel or Chief Compliance Officer.

The following are examples of transactions subject to the advance notification requirements: (i) the purchase or sale of ConocoPhillips stock, (ii) transfers of existing account balances in Savings Plan accounts (including for this purpose the related benefit restoration plan), or in other Company plan accounts permitting switches between a ConocoPhillips stock fund and other investment alternatives, into or out of a ConocoPhillips stock fund, (iii) taking out a loan or making an elective withdrawal from the Savings Plan or other multi-fund plan account, the effect of which would be to decrease that individual’s ConocoPhillips stock fund account in the plan, (iv) exercise of stock options, (v) gifts, and (vi) transfers of securities to or from family trusts, grantor retained annuity trusts and other estate-planning vehicles.

It is extremely important that all members of the Advance Notification Group comply with the advance notification requirement to allow sufficient time to review their proposed transactions and, if applicable, to allow the Company sufficient time to prepare any SEC filings for such transactions that may be required. When submitting a proposed transaction for review, you should include information regarding the type of transaction and the number of shares involved, and either confirm that you possess no material nonpublic information concerning ConocoPhillips or inform the reviewer of any circumstances that you believe could present an issue in that regard. The reviewer will subsequently contact you to communicate any position the Company has on the proposed transaction. You should execute the proposed transaction within four business days after the transaction review is complete; if, for any reason, the proposed transaction is not executed

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within this time frame, you should resubmit the proposed transaction again for review before proceeding with the transaction.

The advance notification procedure is intended as a means to enable the Company to assist in preventing situations that could result in legal exposure and embarrassment to individuals and the Company. In the case of Section 16 reporting persons, the same procedure provides a check against transactions that could create a “short-swing profits” liability for the reporting person and will assist the Company in making sure that transactions are timely and correctly reported to the SEC on Form 4 or Form 5. However, compliance with the insider trading laws, the short-swing profits rules, and the Form 4 and Form 5 filing requirements is ultimately the individual responsibility of each Restricted Person and Related Party.

Some transactions other than the ones listed above (e.g., scheduled grants and awards and acquisitions pursuant to deferral elections) may also require filings or other compliance measures, but those other transactions will be known in advance by the Company.

December 7, 2018
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Exhibit 19
Exhibit A

All Personnel Insider Trading Policies and Procedures

Exhibit 19

All Personnel
Insider Trading Policies and Procedures

As a public company, ConocoPhillips is committed to ensuring compliance with United States and applicable foreign securities laws designed to prevent insider trading. Those laws generally prohibit trading or tipping by employees and other “insiders” who are in possession of material nonpublic information.

To facilitate compliance with these laws, and otherwise to promote sound compliance practices and avoid legal and reputational risk, ConocoPhillips has adopted the following policies and procedures which apply to all directors, officers and other personnel employed by ConocoPhillips or any of its subsidiaries (collectively, the “Company”) (collectively, “Personnel”). If you are a director or Section 16 officer of ConocoPhillips or other officer or employee specifically designated by the Company, you will receive additional communication setting forth additional securities trading policies and procedures that you must follow.

All Personnel are responsible for ensuring that their “Related Parties” (spouses, minor or dependent children, other persons living in the same household, partnerships, trusts or other persons, entities or accounts in which they have an economic interest and over which they or their Related Parties may have a degree of investment discretion or control) also comply with these policies and procedures. For this purpose, discretionary brokerage accounts, managed accounts and investment club accounts are considered to be Related Parties, and brokers and other persons having or sharing investment discretion over such accounts should be instructed not to engage in transactions in ConocoPhillips securities unless they have first confirmed that you are not in possession of material nonpublic information and otherwise are in compliance with this policy.

All Personnel and Related Parties must follow the policies and procedures set forth below whether or not the insider trading laws in the jurisdictions in which they are located prohibit the same conduct. In addition, all Personnel and Related Parties must also comply with the laws of the countries in which they are located.

No set of policies and procedures can anticipate every situation that may occur, and so it is important to make efforts to avoid even the appearance of impropriety and, as part of that effort, to seek guidance in advance when questions do arise. If you have any questions regarding these policies or procedures or the insider trading laws, please contact the Company’s General Counsel or Chief Compliance Officer (or other member of the Corporate Legal Services group). If there is even a remote possibility that your conduct might violate these policies or procedures or the insider trading laws, you are required to speak to the Company’s General Counsel or Chief Compliance Officer (or other member of the Corporate Legal Services group) before taking any action as to which a question exists.

Exhibit 19
I.Basic Prohibitions

You are prohibited from engaging in any transaction in ConocoPhillips common stock, or any other security issued by or relating to a security of ConocoPhillips, whenever you possess material nonpublic information about ConocoPhillips or its securities. The definition of the terms “material” and “nonpublic” will be discussed in Section II of this policy.

If in the course of your work for the Company, you learn material nonpublic information about another company or its securities, you are also prohibited from engaging in any transaction in the securities of that other company. For example, if you learn material nonpublic information about customers, suppliers, acquisition candidates, joint venture partners or competitors of the Company, you may not trade the securities of those companies while in possession of that information.

This policy’s prohibitions against engaging in transactions while in possession of material nonpublic information operates whether or not you “use” the information in making a trading decision, and thus, whether or not the information is a reason for your transaction. If you possess, i.e., are aware of, material nonpublic information, you are prohibited from engaging in the transaction.

In addition to the above “trading prohibition,” you may not “tip” or communicate material nonpublic information to any other person or entity that may trade. Thus, you may not, directly or indirectly, share material nonpublic information with other persons or entities regarding ConocoPhillips or its securities. Similar to the trading prohibition, the prohibition against tipping also prevents you from sharing material nonpublic information about other companies or their securities where you learned the information in the course of your work for the Company.

As part of the tipping prohibition, you may not recommend, directly or indirectly, that others trade when you possess material nonpublic information about ConocoPhillips or its securities. Nor may you recommend, directly or indirectly, transactions in the securities of other companies where you learned material nonpublic information about such other companies or their securities in the course of your work for the Company.

All Securities Covered

The above trading and tipping prohibitions apply to transactions involving any ConocoPhillips equity security (including common stock, preferred stock, options and warrants), any ConocoPhillips debt security (including bonds, asset-backed securities and commercial paper), and any derivative security or other instrument relating to a security of ConocoPhillips, regardless of by whom the instrument is issued (including exchange-traded options, equity swaps, collar transactions and other synthetic securities) (collectively, “Covered Securities”). Policies applicable to transactions under Company stock option, Savings and other plans are discussed separately below.

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Prohibited/Discouraged Trading Practices

A.Short-Term Trading and “Short Sales.” Even if you do not possess material nonpublic information, transactions in ConocoPhillips securities should not be undertaken for short-term speculative purposes. Thus, even in the absence of material nonpublic information, you should not engage in transactions to go “short” ConocoPhillips common stock, to trade options with respect to ConocoPhillips common stock (this does not apply to receipt or exercise of stock options received as part of your compensation from ConocoPhillips), or to trade in derivative securities relating to ConocoPhillips stock.

B.Hedging Transactions. Hedging transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds, may permit Personnel to continue to own ConocoPhillips securities, but without the full risks and rewards of ownership. When that occurs, the individual may no longer have the same objectives as the Company’s other shareholders. Therefore, all Personnel are prohibited from engaging in any such transactions.

C.Margin Accounts and Pledged Securities. Holding ConocoPhillips securities in a margin account, or pledging ConocoPhillips securities as collateral for a loan, creates the risk that a margin sale or foreclosure sale will occur at a time when the account holder or pledgor is aware of material nonpublic information or otherwise is not permitted to trade in ConocoPhillips securities. To avoid that risk, Personnel are prohibited from holding ConocoPhillips securities in a margin account or otherwise pledging ConocoPhillips securities as collateral for a loan.

D.Standing and Limit Orders. Standing and limit orders create heightened risks for insider trading violations similar to the use of margin accounts because there is no control over the timing of purchases or sales that result from standing instructions to a broker. As a result, the broker could execute a transaction when you are in possession of material nonpublic information. The Company therefore discourages placing standing or limit orders on ConocoPhillips securities.

II.Definition of Material and Nonpublic

Information is considered material if a “reasonable investor” would consider the information important in making an investment decision whether to buy, hold or sell securities. Put another way, information should be considered material if there is a “substantial likelihood” that a reasonable investor would view the information as “significantly alter[ing]” the “total mix” of information available concerning the relevant company or its securities. In practical terms, if public disclosure of the information could be expected to affect the price of a company’s securities, the information should be considered material.

Because materiality is assessed from the perspective of the “reasonable investor,” even if you personally believe the information to be unimportant and that it does not significantly alter what you know about the company or its securities, it could nonetheless be considered material. The test is an objective one: what would the “reasonable investor” think? In addition, in the context of an insider trading investigation, the government assesses materiality of information with the benefit of 20/20 hindsight. If the market price of a company’s securities did move subsequent to

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your transaction and the public release of the information you possessed, that will be viewed as strong evidence that the information was material at the time of your transaction.

On the other hand, if you personally believe the information to be important, that subjective perception of importance could be used by the government to prove that a reasonable investor would regard the information as important as well. Thus, if you are considering purchasing or selling a company’s securities because you attach importance to some nonpublic information, it may well be material.

There is no all-encompassing list of the different types of material information; each situation must be individually assessed. Information may be material regardless of whether it is positive or negative. For illustrative purposes, the following are some common examples of information that may be deemed material:

•Potential merger, acquisition, tender offer or other change of control transactions

•A new joint venture or other strategic partnership

•Earnings, sales or other financial results for a quarter for the company or business units

•A change in capital structure including a new share repurchase program, debt or equity offerings, stock splits or borrowings

•A change in projections or guidance, or a confirmation of projections or guidance

•A significant new project or change in business strategy or plans

•A major oil or gas discovery

•Obtaining or losing significant contracts or business

•Significant litigation or investigations by the government

•A repurchase of the issuer’s securities

•Adverse credit changes or cash flow or liquidity problems

•Write-offs and restructurings

•Changes in senior management

•Changes in the Company’s dividend policy

•Unauthorized access to, or unauthorized disclosure of information from, the Company’s computer networks or those of companies with whom the Company does business

Exhibit 19
For information to be considered public, it must be widely disseminated in a manner that makes it generally available. Information should be considered nonpublic until it has been released or otherwise made available to investors or the public generally. Public dissemination includes press releases, Dow Jones or other newswire services, radio, television or print media, and public disclosure documents filed with the SEC or other governmental agencies. The fact that information is accessible somewhere on the Internet (for example, on a message board) does not necessarily make it public for these purposes. Information that is known only to a limited group of investors also should not generally considered public. Similarly, the circulation of rumors would not generally be considered public.

Even after public announcement, information should be considered nonpublic until a reasonable amount of time has passed in order for the information to become generally available to the markets. Thus, you should not attempt to “beat the market” by trading simultaneously with, or immediately following, public disclosure of material information.

It is important to keep in mind that information that may be widely known within the Company may still be nonpublic. You should also keep in mind that, even after public disclosure of some information, you may still be in possession of related material information that is still nonpublic.

III.Stock Option, Savings and Other Compensation and Benefit Plans

There are various Company plans in which certain Personnel are eligible to receive or invest in ConocoPhillips securities. These include the Company stock option plans, the Company Savings Plan, stock purchase and dividend reinvestment plan and other Company compensation and benefit plans. Unless otherwise provided in the more specific guidance below, you should assume that transactions involving these plans are subject to the Company’s insider trading policies and procedures:

•Option Exercise – You may exercise an option granted to you by the Company pursuant to a stock option plan by paying the exercise price in cash without regard to whether you have material nonpublic information. Any subsequent sale of shares should be treated as an ordinary market transaction, and thus, you may not engage in such a transaction when you are in possession of material nonpublic information about the Company.

•Cashless Exercise – Exercising options under a Company stock option plan through a broker’s cashless exercise procedure (which involves a market sale by the broker), or otherwise making a contemporaneous sale of the shares you acquire on exercise, should be treated as an ordinary market transaction. Thus, you may not engage in such a transaction when you are in possession of material nonpublic information about the Company.

•Stock-for-Stock Exercise – Under the terms of some of the Company’s stock option plans, you are allowed to pay the exercise price of a stock option by using stock you already own, or by directing the plan administrator to withhold a number of shares having a value equal to the exercise price, in a “stock-for-stock” exercise. To avoid

Exhibit 19
even an appearance of impropriety, you may not exercise a stock option using either stock-for-stock exercise procedure when you are in possession of material nonpublic information about the Company.

•Tax Withholding Obligations – While you possess material nonpublic information, you may not elect to fund any tax withholding obligations related to the exercise of an option or the vesting of restricted stock units or other stock-based award by (i) instructing the plan administrator to withhold, or to cause the sale of, shares deliverable pursuant to the option, restricted stock units or other stock-based award or (ii) delivering to the Company or selling in the open market shares of ConocoPhillips stock you already own. This prohibition on stock withholding applies only to your exercise of discretion to elect stock withholding, and does not apply to the Company’s withholding of stock upon the vesting, in whole or in part, of restricted stock units or other stock-based award, whether such vesting occurs in the discretion of the Company or pursuant to the terms of the award.

•Intra-Plan Transfers – A transfer of an existing account balance in the Savings Plans or another Company plan into your ConocoPhillips stock account or a transfer of an existing balance in your ConocoPhillips stock account out of that account into another investment should be regarded in the same manner as an ordinary market transaction, and thus you may not engage in such a transfer when in possession of material nonpublic information about the Company.

•Loans – Taking out a loan from the Savings Plans that decreases the balance in your ConocoPhillips stock account is likewise treated the same as an ordinary market sale for purposes of this policy. Accordingly, you may not take out such a loan when you are in possession of material nonpublic information about the Company.

•Monthly Contributions – You may elect to allocate all or a portion of your monthly contributions to the Savings Plans or other Company plans to the ConocoPhillips stock account only if you are not in possession of material nonpublic information about the Company when you make the election. Thereafter, your monthly contributions to the ConocoPhillips stock account may continue even if you become aware of material nonpublic information. You may not make changes to your contribution allocation to your ConocoPhillips stock account while you are in possession of material nonpublic information.

•Purchases under the Stock Purchase and Dividend Reinvestment Plan– You may purchase additional shares of ConocoPhillips common stock through the dividend reinvestment feature of the ConocoPhillips stock purchase and dividend reinvestment plan so long as you were not in possession of material nonpublic information about the Company when you made the election to reinvest your dividends. Similarly, you may make periodic direct purchases of ConocoPhillips stock under the stock purchase feature of the plan pursuant to a prior authorization that specifies the timing and amount of the purchases so long as you were not aware of material nonpublic information at the time of the authorization. You may not elect to engage in a direct purchase of

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ConocoPhillips stock under the stock purchase feature of the plan if you are in possession of material nonpublic information. You may not make any change in your elections regarding reinvestment of dividends or direct stock purchases when you are aware of material nonpublic information.

IV.Penalties and Investigations

If you violate the United States insider trading laws, you will expose yourself to civil and criminal liability. For individuals who trade on the basis of inside information (or who tip inside information to others who trade), the potential consequences for each offense include: (1) disgorgement, or return, of the profit gained or amount of the loss avoided, plus a civil penalty of as much as three times the profit gained or loss avoided; (2) criminal fines (no matter how small the profit gained or loss avoided) of up to $5 million; and (3) imprisonment of up to 20 years. The government has made insider trading a major law enforcement priority and has devoted significant resources to investigating and prosecuting potential misconduct. Merely becoming involved in an insider trading investigation can be very harmful to one’s career and impose tremendous personal burdens.

Even without government action, the Company may take disciplinary action, up to and including termination, for any conduct that it deems a violation of the insider trading laws or the Company’s policies and procedures.

In the event you receive a subpoena or other request for information from the government or any self-regulatory organization (such as the New York Stock Exchange or FINRA), or otherwise are requested to cooperate with the government or any self-regulatory organization, concerning an insider trading matter, you must promptly notify the Company’s General Counsel or Chief Compliance Officer (or other member of the Corporate Legal Services group).

V.Policy on Maintaining Confidentiality

You should avoid communicating nonpublic information about the Company to any person (including other Personnel, family members and friends) unless the person has a need to know the information for Company-related reasons. This policy applies without regard to the materiality of the information. Consistent with the foregoing, you should be discreet with nonpublic information and refrain from discussing it in public places where it can be overheard, such as elevators and other public spaces in the Company’s offices, restaurants, taxis and airplanes. Likewise, you should take care to protect sensitive information from access by unauthorized persons, for example by allowing sensitive information displayed on a laptop computer to be viewed by someone sitting next to you on an airplane.

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VI.Post-Employment Transactions

If you are in possession of material nonpublic information about the Company when your employment with the Company ends, you may not trade in Company securities until that information has become public or is no longer material.

December 7, 2018